Exhibit 99.2

THE SECURITIES REPRESENTED BY THIS WARRANT HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR APPLICABLE STATE SECURITIES LAWS. THE SECURITIES REPRESENTED BY THIS WARRANT HAVE BEEN ACQUIRED FOR INVESTMENT AND MAY NOT BE OFFERED, SOLD, TRANSFERRED OR ASSIGNED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR AN OPINION OF COUNSEL, REASONABLY SATISFACTORY TO THE COMPANY, THAT REGISTRATION IS NOT REQUIRED UNDER THE SECURITIES ACT OR APPLICABLE STATE SECURITIES LAWS UNLESS SOLD PURSUANT TO RULE 144 UNDER THE SECURITIES ACT. THE SECURITIES REPRESENTED BY THIS WARRANT ARE SUBJECT TO THE TERMS AND CONDITIONS OF, AND MAY ONLY BE TRANSFERRED IN ACCORDANCE WITH, THE TERMS OF THIS WARRANT.

WIRELESS RONIN TECHNOLOGIES, INC.

WARRANT TO PURCHASE COMMON STOCK

Number of Shares: 1,779,015

Issuance Date: August 20, 2014

THIS CERTIFIES THAT, for value received, Slipstream Funding, LLC, a Delaware limited liability company or its Affiliates (defined below), successors or assigns (the “Holder”) is entitled to purchase from Wireless Ronin Technologies, Inc., a Minnesota corporation (the “Company”), at any time and from time to time during the applicable Warrant Exercise Period (defined below) at the Exercise Price (defined below) up to 1,779,015 fully paid nonassessable shares of Common Stock (defined below) (the “Warrant Shares”), all subject to adjustment and upon the terms and conditions provided herein. This Warrant is being issued to the Holder in connection with that certain Agreement and Plan of Merger, dated as of June 26, 2014 (the “Merger Agreement”), by and among the Company, WRT Acquisition, LLC, a Delaware limited liability company and Creative Realities, LLC, a Delaware limited liability company.

Section 1. Definitions.

The following terms as used in this Warrant have the following meanings:

(a)	“Acquiring Entity” has the meaning attributed to it in Section 8.

(b)	“Affiliate” of, or a Person “Affiliated” with, a specified Person, is a Person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, the Person specified.

(c)	“Business Day” means any day other than Saturday, Sunday or federal holiday.

(d)	“Change of Control” means (a) the sale, conveyance or disposition of all or substantially all of the assets of the Company (other than pursuant to a joint venture arrangement or other transaction in which the Company, directly or indirectly, receives at least fifty percent (50%) of the voting equity in another Person); (b) the effectuation of a transaction or series of related transactions in which more than fifty percent (50%) of the voting power of the Company is disposed of (other than (i) as a direct result of normal, uncoordinated trading activities in the Common Stock generally or (ii) solely as a result of the disposition of stock by a stockholder of the Company to an Affiliate of such stockholder); (c) the consolidation, merger or other business combination of the Company with or into any other Person, immediately following which the prior stockholders of the Company fail to own, directly or indirectly, at least fifty percent (50%) of the voting equity of the surviving Person; (d) a transaction or series of transactions in which any Person or “group” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) acquires more than fifty percent (50%) of the voting equity of the Company (other than the acquisition by a Person or “group” that is an Affiliate of or Affiliated with a Person or “group” that immediately prior to such acquisition, beneficially owned fifty percent (50%) or more of the voting equity of the Company); (e) the replacement of a majority of the Company’s Board of Directors with individuals who were not nominated or elected by at least a majority of the directors at the time of such replacement; or (f) a transaction or series of transactions that constitutes or results in a “going private transaction” (as defined in Section 13(e) of the Exchange Act and the regulations of the Securities and Exchange Commission issued thereunder).

(e)	“Common Stock” means (i) the Company’s common stock, $0.01 par value per share, and (ii) any capital stock into which the Common Stock is changed or any capital stock resulting from a reclassification of the Common Stock.

(f)	“Company” has the meaning attributed to it in the preamble.

(g)	“Delivery Date” has the meaning attributed to it in Section 2(c).

(h)	“Derivative Security” means any right, option, warrant or other security convertible into or exercisable for Common Stock.

(i)	“Exchange Act” means the Securities Exchange Act of 1934, as amended.

(j)	“Exempt Issuance” means the issuance of (i) shares of Common Stock or options to employees, officers, directors or consultants of the Company pursuant to any stock or option plan duly adopted by a majority of the non-employee members of the Board of Directors of the Company or a majority of the members of a committee of non-employee directors established for such purpose, (ii) any securities upon the exercise or exchange of or conversion of any securities issued pursuant to the Purchase Agreement, (iii) any Common Stock upon the exercise, exchange or conversion of securities that are issued and outstanding as of the date of the Purchase Agreement, (iv) securities issued pursuant to acquisitions or strategic transactions approved by a majority of the disinterested directors of the Company, including without limitation all securities issued in connection with the merger transaction pursuant to which the Company will obtain ownership of the business of Creative Realities, LLC, and (v) shares of Common Stock issued in connection with regularly scheduled dividend payments on the Series A Preferred Stock of the Company.

(k)	“Exercise Date” has the meaning attributed to it in Section 2(c).

(l)	“Exercise Documents” has the meaning attributed to it in Section 2(c).

(m)	“Exercise Notice” has the meaning attributed to it in Section 2(a)(i).

(n)	“Exercise Price” is equal to $0.48 per Warrant Share, subject to adjustment as set forth in this Warrant.

(o)	“Fair Market Value” shall be equal the average VWAP of the Common Stock for the thirty days preceding the issuance of such shares of Common Stock, or Derivative Securities.

(p)	“Holder” has the meaning attributed to it in the preamble.

(q)	“Merger Agreement” has the meaning attributed to it in the preamble.

(r)	“Payment” has the meaning attributed to it in Section 2(a)(ii).

(s)	“Person” means a natural person or entity, or a government or any division, department or agency thereof.

(t)	“Purchase Agreement” means that certain Securities Purchase Agreement dated August 18, 2014, by and among the Company and other parties thereto.

(u)	“Securities Act” means the Securities Act of 1933, as amended.

(v)	“Trading Day” means (a) any day on which the Common Stock is listed or quoted and traded on a Trading Market, (b) if the Common Stock is not then listed or quoted and traded on any Trading Market, then a day on which trading of the Common Stock occurs on any over-the-counter markets or (c) if trading of the Common Stock does not occur on any Trading Market or on any over-the-counter market, any Business Day.

(w)	“Trading Market” means the following markets or exchanges on which the Common Stock is listed or quoted for trading on the date in question: the NYSE Amex Equities, the NYSE MKT, The NASDAQ Capital Market, The NASDAQ Global Market, The NASDAQ Global Select Market, the New York Stock Exchange or the OTC Bulletin Board.

(x)	“VWAP” means, for any date, the price determined by the first of the following clauses that applies: (a) if the Common Stock is then listed or quoted on a Trading Market, the daily volume weighted average price of the Common Stock for such date (or the nearest preceding date) on the Trading Market on which the Common Stock is then listed or quoted for trading as reported by Bloomberg L.P. (based on a Trading Day from 9:30 a.m. (New York City time) to 4:00 p.m. (New York City time); (b) if the OTC Bulletin Board is not a Trading Market, the volume weighted average price of the Common Stock for such date (or the nearest preceding date) on the OTC Bulletin Board; (c) if the Common Stock is not then quoted for trading on the OTC Bulletin Board and if prices for the Common Stock are then reported in the “Pink Sheets” published by Pink Sheets, LLC (or a similar organization or agency succeeding to its functions of reporting prices), the most recent bid price per share of the Common Stock so reported; or (d) in all other cases, the fair market value of a share of Common Stock as determined by an independent appraiser selected in good faith by the Holder and reasonably acceptable to the Company, the fees and expenses of which shall be paid by the Company.

(y)	“Warrant” means this Warrant and all Warrants issued in exchange, transfer or replacement thereof.

(z)	“Warrant Exercise Period” means the period beginning at 12:01 a.m. on the Closing Date (as defined in the Merger Agreement) and ending at 11:59 p.m. on August 20, 2019.

(aa)	“Warrant Shares” has the meaning attributed to it in the preamble.

Section 2. Exercise of Warrant.

(a) This Warrant may be exercised for Warrant Shares, in whole or in part, by the Holder registered on the books of the Company at any time during the Warrant Exercise Period. Any exercise of this Warrant shall be effected by:

(i) delivery of a written notice, in the form attached as Exhibit A (the “Exercise Notice”), of Holder’s election to exercise this Warrant, specifying the number of Warrant Shares to be purchased;

(ii) if a cashless exercise is not effected pursuant to Section 2(b), payment to the Company of an amount equal to the Exercise Price multiplied by the number of Warrant Shares being purchased, in cash or by wire transfer of immediately available funds (the foregoing methods of payment, including any combination of such methods, referred to herein as the “Payment”); and

(iii) the surrender at the principal office of the Company or to a nationally recognized courier for overnight delivery to the Company, simultaneously with or as soon as practicable following the delivery of the Exercise Notice and the Payment, of this Warrant (or a customary indemnification undertaking with respect to this Warrant in the case of its loss, theft or destruction).

(b) In lieu of or in addition to exercising this Warrant and making the Payment in cash or by wire transfer pursuant to Section 2(a)(ii), the Holder may elect to make the Payment by means of delivering shares of Common Stock equal to the value of this Warrant (or portion thereof being exercised) by delivery and surrender of the Warrant together with the Exercise Notice in accordance with the terms hereof, duly completed to indicate a net issuance exercise and executed by the Holder, in which event the Company shall issue to the Holder a number of shares of Common Stock computed using the following formula:

S = WS * ((FMV – E) / FMV)

where:

S	equals the number of shares of Common Stock to be issued as Warrant Shares to the Holder;

WS	means, as of any date, the number of Warrant Shares that are being exercised at the applicable date of determination;

FMV	means, as of any date, the Fair Market Value per share of Common Stock on the Trading Day immediately preceding the Exercise Date; and

E	means the Exercise Price.

(c) The Company shall, not later than the fifth Business Day (the “Delivery Date”) following receipt of an Exercise Notice, this Warrant or such indemnification undertaking and, if a cashless exercise is not being effected pursuant to Section 2(b), the Payment (collectively, the “Exercise Documents”), arrange for its transfer agent, on or before the Delivery Date, to issue and surrender to a nationally recognized courier for overnight delivery to the address specified in the Exercise Notice, a certificate, registered in the name of the Holder or its permitted designee, for the number of shares of Common Stock to which the Holder is entitled. Upon delivery of the Exercise Notice and the Payment (the “Exercise Date”), the Holder shall be deemed for all corporate purposes to have become the holder of record of the Warrant Shares with respect to which this Warrant has been exercised on the Delivery Date, irrespective of the date of delivery of the certificates evidencing such Warrant Shares.

(d) Unless the rights represented by this Warrant have expired or been fully exercised, the Company shall, as soon as practicable and in no event later than five Business Days after receipt of the Exercise Documents and at its own expense, issue a new Warrant identical in all respects to this Warrant, except it shall represent rights to purchase the number of Warrant Shares purchasable immediately prior to exercise, less the number purchased.

Section 3. Representations, Warranties, Covenants and Agreements. The Company hereby represents, warrants, covenants and agrees, as applicable, as follows:

(a) This Warrant is, and any Warrants issued in substitution for or in replacement of this Warrant upon issuance will be, duly authorized, executed and delivered.

(b) All Warrant Shares issuable upon exercise of this Warrant will be duly authorized, and upon issuance will be validly issued, fully paid and nonassessable, issued without violation of any preemptive or similar rights of any stockholder of the Company and free from all liens (which term does not include any restrictions imposed by applicable securities laws) and charges with respect to the issue thereof.

(c) During the Warrant Exercise Period, the Company will at all times have authorized and reserved for issuance and delivery upon exercise of the Warrant at least the number of shares of Common Stock needed to provide for the exercise in full of the rights then represented by this Warrant.

(d) The Company shall pay all expenses in connection with, and all taxes and other governmental charges that may be imposed with respect to, the issuance or delivery of Warrant Shares upon exercise of the Warrants.

(e) The Company will ensure that the Warrant Shares may be issued without violation of any law or regulation applicable to the Company or of any requirement of any securities exchange applicable to the Company on which the shares of Common Stock are listed or traded.

Section 4. Warrant Holder Not Deemed a Stockholder. Nothing contained in this Warrant shall be construed to (a) grant the Holder any rights to vote or receive dividends or be deemed the holder of shares of the Company for any purpose, (b) confer upon the Holder any of the rights of a stockholder of the Company or any right to vote, give or withhold consent to any corporate action (whether any reorganization, issue of stock, reclassification of stock, consolidation, merger, conveyance or otherwise), receive notice of meetings, receive dividends or subscription rights, or otherwise, or (c) impose any liabilities on the Holder to purchase any securities or as a stockholder of the Company, whether asserted by the Company or creditors of the Company, prior to the issuance of the Warrant Shares.

Section 5. Representations of Holder. The Holder, by the acceptance hereof, represents that it is acquiring this Warrant and the Warrant Shares for its own account for investment only and not with a view towards, or for resale in connection with, the public sale or distribution of this Warrant or the Warrant Shares, except pursuant to sales registered or exempted under the Securities Act.

Section 6. Ownership and Transfer.

(a) The Company shall maintain at its principal executive offices (or such other office or agency of the Company as it may designate by notice to the holder hereof), a register for this Warrant, in which the Company shall record the name and address of the Person in whose name this Warrant has been issued, as well as the name and address of each transferee who has acquired this Warrant in accordance with applicable law and the terms of this Warrant. The Company may treat the Person in whose name this Warrant is registered on the register as the owner and holder thereof for all purposes, but in all events recognizing any transfers made in accordance with the terms of this Warrant.

(b) The Holder, by the acceptance hereof, agrees to give written notice to the Company before transferring this Warrant or transferring any Warrant Shares of such Holder’s intention to do so, describing briefly the manner of such proposed transfer. Promptly upon receiving such written notice, the Company shall present copies thereof to the Company’s counsel. If the proposed transfer may be effected without registration or qualification (under any federal or state securities laws), the Company, as promptly as practicable, shall notify the Holder thereof, whereupon the Holder shall be entitled to transfer this Warrant or to dispose of Warrant Shares received upon the previous exercise of this Warrant, all in accordance with the terms of the notice delivered by the Holder to the Company; provided, however, that a restrictive legend substantially in the form set forth on the first page of this Warrant may be endorsed on this Warrant or the certificates for such Warrant Shares to prevent further transfers which would be in violation of Section 5 of the Securities Act and applicable state securities laws; and provided further that the prospective transferee or purchaser shall execute the form of Assignment attached hereto as Exhibit B and such other documents and make such representations, warranties, and agreements as may be required solely to comply with the exemptions relied upon by the Company for the transfer or disposition of the Warrant or Warrant Shares.

(b) If the proposed transfer or disposition of this Warrant or such Warrant Shares described in the written notice given pursuant to this Section 6 may not be effected without registration or qualification of this Warrant or such Warrant Shares, the Holder will limit its activities in respect to such transfer or disposition as are permitted by law.

Section 7. Adjustment of Exercise Price and Number of Shares. The Exercise Price and the number of Warrant Shares shall be adjusted from time to time as follows:

(a) Stock Splits. If the Company subdivides (by any stock split, recapitalization or otherwise) its outstanding shares of Common Stock into a greater number of shares, the Exercise Price in effect immediately prior to the subdivision will be proportionately reduced and the number of Warrant Shares will be proportionately increased. If the Company combines (by combination, reverse stock split or otherwise) its outstanding shares of Common Stock into a smaller number of shares, the Exercise Price in effect immediately prior to the combination will be proportionately increased and the number of Warrant Shares will be proportionately decreased. Any adjustment under this Section 7(a) shall become effective at the close of business on the date the subdivision or combination becomes effective.

(b) Stock Dividends. If the Company declares a dividend or any other distribution upon the Common Stock that is payable in shares of Common Stock or Derivative Securities, the number of Warrant Shares will be proportionately increased and the Exercise Price in effect immediately prior to the declaration of the dividend or distribution will be reduced by multiplying the Exercise Price in effect immediately prior to the declaration of the dividend by the quotient obtained by dividing (i) the number of shares of Common Stock outstanding immediately prior to the declaration multiplied by the then effective Exercise Price by (ii) the total number of shares of Common Stock outstanding immediately after the declaration.

(c) Weighted-Average Adjustment to Exercise Price.1 If the Company, at any time while this Warrant is outstanding, shall issue any Common Stock or Derivative Securities entitling any person to acquire shares of Common Stock, at an effective price per share less than the then-current Exercise Price, as adjusted hereunder (any such issuance, other than an issuance of Common Stock or Derivative Securities in respect of an Exempt Issuance, being referred to as a “Dilutive Issuance”), then the Exercise Price shall be adjusted in accordance with the following formula:

AEP = EP * [OS + ((DIS * DIP)/EP)] (OS + DIS)

For purposes of the foregoing formula:

AEP	=	Adjusted Exercise Price

EP	=	Exercise Price (as in effect immediately prior to adjustment)

OS	=	Total number of shares of Common Stock and Derivative Securities outstanding immediately prior to the Dilutive Issuance (excluding, however, Common Stock and Derivative Securities outstanding on account of Exempt Issuances)

DIS	=	Total number of shares of Common Stock and Derivative Securities issued in the Dilutive Issuance

DIP	=	The per-share price at which Common Stock or Common Stock Equivalents were issued in the Dilutive Issuance

Any such adjustment shall be made whenever such Common Stock or Derivative Securities are issued; provided, however, that (i) if an adjustment is made on account of a Dilutive Issuance of Derivative Securities, then the subsequent issuance of actual Common Stock upon conversion or exercise of such Derivative Securities will not result in a second adjustment, and (ii) notwithstanding anything in this Warrant to the contrary, no adjustments shall be made under this Section 7(c) in respect of an Exempt Issuance. The Company shall notify the Holder in writing, no later than the third Trading Day following any Dilutive Issuance (other than an Exempt Issuance), indicating therein the applicable per-share price at which Common Stock or Derivative Securities were issued.

[1]	Note to draft: To be updated to extent relevant provisions of Series A Warrants are revised.

Section 8. Purchase Rights; Reorganization, Reclassification, Consolidation, Merger or Sale. Upon the consummation of any (i) sale of all or substantially all of the Company’s assets to an acquiring Person or (ii) other Change of Control, the Company will secure from the Person purchasing the assets or the successor resulting from the Change of Control (in each case, the “Acquiring Entity”) a written agreement to deliver to the Holder, in exchange for this Warrant, a security of the Acquiring Entity evidenced by a written instrument substantially similar in form and substance to this Warrant and reasonably satisfactory to the Holder. Prior to the consummation of any other Change of Control, the Company shall make appropriate provision to ensure that the Holder will thereafter have the right to acquire and receive, in lieu of the shares of Common Stock immediately theretofore acquirable upon the exercise of this Warrant, such cash, shares of stock, securities or assets that would have been issued or payable in the Change of Control with respect to or in exchange for the number of Warrant Shares that would have been acquirable as of the date of the Change of Control. If holders of Common Stock are given any choice as to the cash, shares of stock, securities or assets to be received in a Change of Control then the Holder shall be given the same choice upon any exercise of this Warrant following such Change of Control.

Section 9. Registration Rights Agreement. The Company and the Holder are parties to that certain Registration Rights Agreement, dated as of August 20, 2014, and the Company hereby acknowledges and affirms that the Holder and its Affiliates shall have all rights set forth in such Registration Rights Agreement, including with respect to any Warrant Shares.

Section 10. Lost, Stolen, Mutilated or Destroyed Warrant. If this Warrant is lost, stolen, mutilated or destroyed, the Company shall promptly, on receipt of an indemnification undertaking reasonably satisfactory to the Company (or, in the case of a mutilated Warrant, the Warrant), issue a new Warrant of like denomination and tenor as this Warrant.

Section 11. Notice. All notices, requests, demands, claims and other communications that are required or may be given pursuant to this Warrant must be in writing and delivered personally against written receipt, by facsimile or by reputable domestic or international overnight courier to the parties at the following addresses (or to the attention of such other Person or at such other address as any party may provide to the other party by notice in accordance with this Section 11):

If to the Holder:

Slipstream Funding, LLC

c/o gyro, LLC

31 West 27th Street

11th Floor

New York, NY 10001

Attention: Arthur D’Angelo

Telephone: (212)-915-2490

with a copy to (which shall not constitute notice):

Pegasus Capital Advisors, L.P.

505 Park Avenue, 21st Floor

New York, NY 10022

Attention: General Counsel

Telephone: (212) 710-2500

Facsimile: (212) 355-2303

and with a copy (which shall not constitute notice) to:

Akin Gump Strauss Hauer & Feld LLP

One Bryant Park

New York, NY 10036

Attention: Zachary N. Wittenberg, Esq.

Telephone: (212) 872-1000

Facsimile: (212) 872-1002

If to the Company:

Wireless Ronin Technologies, Inc.

5929 Baker Road, Suite 475

Minnetonka, MN 55345

Attention: John Walpuck, Chief Financial Officer

Telephone: (952) 564-3525

Facsimile: (952) 974-7887

with a copy (which shall not constitute notice) to:

Maslon Edelman Borman & Brand, LLP

3300 Wells Fargo Center

90 South Seventh Street

Minneapolis, MN 55402

Attention: Paul D. Chestovich

Telephone: (612) 672-8305

Facsimile: (612) 642-8305

Any such notice, request, demand, claim or other communication will be deemed to have been given (a) if personally delivered, when so delivered, (b) if sent by facsimile, upon transmission with electronic confirmation thereof or (c) if sent by reputable domestic or international overnight courier, when received.

Section 12. Amendment and Waiver. This Warrant may not be modified or amended except pursuant to an instrument in writing signed by the Company and the Holder. No provision hereunder may be waived other than in a written instrument executed by the waiving party.

Section 13. Governing Law. This Warrant shall be construed and enforced in accordance with, and all questions concerning the construction, validity, interpretation and performance of this Warrant shall be governed by, the internal laws of the State of New York, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of New York or any other jurisdictions) that would cause the application of the laws of any jurisdictions other than the State of New York.

Section 13. Waiver of Trial by Jury. EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES THE RIGHT TO A TRIAL BY JURY IN ANY ACTION, SUIT, COUNTERCLAIM OR OTHER PROCEEDING (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF, CONNECTED WITH OR RELATING TO THIS WARRANT, THE TRANSACTIONS CONTEMPLATED HEREBY, OR THE ACTIONS OF THE INVESTOR IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE OR ENFORCEMENT HEREOF.

Section 14. Restrictive Legends. At all times this Warrant, and until such time as a registration statement has been declared effective by the U.S. Securities and Exchange Commission or the Warrant Shares may be sold pursuant to Rule 144 under the Securities Act without any restriction as to the number of securities that can then be immediately sold, certificates for any Warrant Shares will, in addition to any legend required under applicable securities law, bear a restrictive legend substantially in the form set forth on the first page of this Warrant.

***

IN WITNESS WHEREOF, the Company has caused this Warrant to be signed as of the date first written above.

WIRELESS RONIN TECHNOLOGIES, INC.

By:	/s/ Scott W. Koller
	Name:	Scott W. Koller
	Title:	President and Chief Executive Officer

[Signature Page to CRI/Slipstream Warrant]

Agreed and Acknowledged:

SLIPSTREAM FUNDING, LLC

By:	/s/ Arthur D’Angelo
Name:	Arthur D’Angelo
Title:	CFO

[Signature Page to CRI/Slipstream Warrant]

Exhibit A To Warrant

WIRELESS RONIN TECHNOLOGIES, INC.

EXERCISE NOTICE

TO BE EXECUTED BY THE REGISTERED HOLDER

TO EXERCISE THIS WARRANT

The undersigned holder hereby exercises the right to purchase             shares of Common Stock (“Warrant Shares”) of Wireless Ronin Technologies, Inc., a Minnesota corporation (the “Company”), evidenced by the attached Warrant (the “Warrant”). Capitalized terms used herein and not otherwise defined shall have the respective meanings set forth in the Warrant.

1.	Payment of Exercise Price (check applicable box).

☐	Payment in the sum of $ is enclosed in accordance with the terms of the Warrant.

☐	Payment in the sum of $ has been wire transferred to the Company at the following account: in accordance with the terms of the Warrant.

☐	Holder hereby elects to effect a cashless exercise in accordance with Section 2(b) of the Warrant.

2.     Delivery of Warrant Shares. The Company shall deliver the Warrant Shares in the name of the undersigned or in such other name as is specified below in accordance with Section 2(b) of the Warrant at the following address:

3.     Accredited Investor. The undersigned is an “accredited investor” as defined in Regulation D promulgated under the Securities Act of 1933, as amended.

Date:             ,

[NAME OF HOLDER]

By:
Name:
Title:

ACKNOWLEDGMENT

The Company hereby acknowledges this Exercise Notice and hereby directs             to issue the above indicated number of shares of Common Stock in accordance with the Transfer Agent Instructions dated             , 20            from the Company and acknowledged and agreed to by                     .

WIRELESS RONIN TECHNOLOGIES, INC.

By:
Name:
Title:

Exhibit B To Warrant

ASSIGNMENT

To be Executed by the Registered Holder in Order to Assign Warrants

For Value Received,                             hereby sells, assigns and transfers unto

(PLEASE TYPE OR PRINT NAME AND ADDRESS)

(SOCIAL SECURITY OR TAX IDENTIFICATION NUMBER)

and be delivered to

(PLEASE PRINT OR TYPE NAME AND ADDRESS)

                    of the Warrants represented by this Warrant Certificate and does hereby irrevocably constitute and appoint             Attorney to transfer this Warrant Certificate on the books of the Company, with full power of substitution in the premises.

Dated:
(SIGNATURE)

THE SIGNATURE TO THE ASSIGNMENT MUST CORRESPOND TO THE NAME WRITTEN UPON THE FACE OF THIS WARRANT CERTIFICATE IN EVERY PARTICULAR, WITHOUT ALTERATION OR ENLARGEMENT OR ANY CHANGE WHATSOEVER AND MUST BE GUARANTEED BY AN ELIGIBLE GUARANTOR INSTITUTION (BANKS, STOCKBROKERS, SAVINGS AND LOAN ASSOCIATIONS AND CREDIT UNIONS WITH MEMBERSHIP IN AN APPROVED SIGNATURE GUARANTEE MEDALLION PROGRAM PURSUANT TO S.E.C. RULE 17 Ad – 15).